SECURED PROMISSORY NOTE

                                                                  April 15, 1998
$5,000,000                                                             Roy, Utah

     FOR VALUE RECEIVED, Kim B. Edwards (the "Maker"), promises to pay to Iomega Corporation or its assigns at the principal offices of Iomega Corporation or at such other place as Iomega Corporation or its assigns may designate, the principal sum of Five Million Dollars ($5,000,000.00), together with interest on the unpaid principal balance of this Note from time to time outstanding at the rate of 5.7% per year until paid in full. Principal and interest shall be paid as follows:

         Principal:        $1,000,000 on April 15, 1999;
                           $1,000,000 on April 15, 2000;
                           $1,000,000 on April 15, 2001;
                           $1,000,000 on April 15, 2002; and
                           $1,000,000 on April 15, 2003.

         Interest:         Annually in arrears on each anniversary date of this
                           Note, beginning April 15, 1999.

     Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed. All payments by the Maker under this Note shall be in immediately available funds.

     Payment of this Note is secured by a security interest in certain property of the Maker (the "Collateral") pursuant to a pledge agreement of even date herewith between the Maker and Iomega Corporation (the "Pledge Agreement").

     This Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (individually, "an Event of Default" and collectively, "Events of Default"):

     (1) default in the payment when due of any principal, premium or interest under this Note;

     (2)  the occurrence of any event of default under the Pledge Agreement;

     (3) the appointment of a receiver or custodian for the Maker or any part of its property if such appointment is not terminated or dismissed within thirty (30) days;



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                                                        -2-

     (4) the institution by or against the Maker of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Maker of a composition or an assignment or trust mortgage for the benefit of creditors;

     (5) the commencement by the Maker of employment or any other activity which is prohibited by Section 1(a) of the Non-Competition and Non-Recruitment Agreement dated April 15, 1998 (the "Non-Competition Agreement"), unless the Maker has given written notice to the Chairman of the Board, President or General Counsel of Iomega of his commencement of such employment or activity within two business days of such commencement;

     (6) sixty (60) days after any breach by the Maker of his obligations under the Severance Agreement and General Release dated April 15, 1998 or the Non-Competition Agreement; or

     (7) the commencement by or on behalf of the Maker of any legal proceeding seeking to invalidate, or limit in any way adverse to the Company, the Non-Competition Agreement.

     Upon the occurrence of an Event of Default, the holder shall have then, or at any time thereafter, all of the rights and remedies afforded by the Uniform Commercial Code as from time to time in effect in the State of Utah or afforded by other applicable law.

     Every amount overdue under this Note shall bear interest from and after the date on which such amount first became overdue at an annual rate which is two percentage points above the rate per year specified in the first paragraph of this Note. Such interest on overdue amounts under this Note shall be payable on demand and shall accrue and be compounded monthly until the obligation of the Maker with respect to the payment of such interest has been discharged (whether before or after judgment).

     In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Maker, then such excess sum shall be credited by the holder as a payment of principal.



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                                                        -3-

     All payments by the Maker under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law. The Maker shall pay and save the holder harmless from all liabilities with respect to or resulting from any delay or omission to make any such deduction or withholding required by law.

     Whenever any amount is paid under this Note, all or part of the amount paid may be applied to principal, premium or interest in such order and manner as shall be determined by the holder in its discretion.

     No reference in this Note to the Pledge Agreement or any guaranty shall impair the obligation of the Maker, which is absolute and unconditional, to pay all amounts under this Note strictly in accordance with the terms of this Note.

     The Maker agrees to pay on demand all costs of collection, including reasonable attorneys' fees, incurred by the holder in enforcing the obligations of the Maker under this Note.

     No delay or omission on the part of the holder in exercising any right under this Note or the Pledge Agreement shall operate as a waiver of such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Maker and every indorser or guarantor of this Note regardless of the time, order or place of signing waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

     This Note may be prepaid in whole or in part at any time or from time to time. Any such prepayment shall be without premium or penalty.

     None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed on behalf of the holder expressly referring to this Note and setting forth the provision so excluded, modified or amended.

     All rights and obligations hereunder shall be governed by the laws of the State of Utah.


                                                     /s/ Kim B. Edwards
                                                     Kim B. Edwards